As filed with the Securities and Exchange Commission on February 4, 2010

Registration No. 333-132473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

i2 Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2294945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One i2 Place

11701 Luna Road

Dallas, TX 75234

(469) 357-1000

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan

i2 Technologies, Inc. Employee Stock Purchase Plan

i2 Technologies, Inc. International Employee Stock Purchase Plan

(Full Title of the Plans)

G. Michael Bridge

i2 Technologies, Inc.

14400 N. 87th Street

Scottsdale, AZ 85260-3649

(480) 308-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

David Lewis, Esq.

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85016-4232

(480) 606 5126

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☐            Accelerated filer   ☑             Non-accelerated filer   ☐            Smaller reporting company  ☐

(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by i2 Technologies, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), registered under the Registration Statement on Form S-8 (File No. 333-132473) initially filed by the Company on March 16, 2006 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 413,098 shares of Common Stock relating to the Company’s i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan, i2 Technologies, Inc. Employee Stock Purchase Plan and i2 Technologies, Inc. International Employee Stock Purchase Plan.

On November 4, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with JDA Software Group, Inc., a Delaware corporation (“JDA”), and Alpha Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of JDA (“Merger Sub”), providing for, among other things, the merger of the Company with and into Merger Sub, (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of JDA.

On January 28, 2010, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. As a result of the Merger, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive 0.2562 of a share of JDA common stock and $12.70 in cash; provided, however, that holders of the Company’s common stock will not receive any fractional JDA shares in the Merger and are, in lieu thereof, entitled to receive a cash payment equal to the fraction of a share of JDA’s common stock to which the holder would otherwise be entitled multiplied by the average closing price of JDA’s common stock on The Nasdaq Stock Market for the five consecutive trading days through and including January 25, 2010, or $26.25.

Also, pursuant to the Merger Agreement, each issued and outstanding share of the Company’s Series B Convertible Preferred Stock was converted into the right to receive $1,100.00 per share in cash, plus all accrued and unpaid dividends through the effective time of the Merger, each outstanding option to purchase the Company’s common stock was canceled and converted into the right to receive the merger consideration with respect to the number of shares of the Company’s common stock that would have been issuable upon a net exercise of such option, and each outstanding restricted stock unit award became fully vested (except that if the applicable award agreement provided that a lesser percentage became vested upon consummation of the Merger, such award only became vested as to such lesser percentage) and was canceled, and the holder of such award became entitled to receive the applicable merger consideration for each share of the Company’s common stock into which the vested portion of the award would otherwise have been convertible.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 4th day of February, 2010.

i2 TECHNOLOGIES, INC.

By:	/S/ HAMISH N. BREWER
Name: Title:	Hamish N. Brewer President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on February 4, 2010 in the capacities indicated.

Name	Title	Date

/S/ HAMISH H. BREWER Hamish H. Brewer	President, Chief Executive Officer (Principal Executive Officer)	February 4, 2010

/S/ PETER HATHAWAY Peter Hathaway	Chief Financial Officer (Principal Financial and Accounting Officer)	February 4, 2010

/S/ G. MICHAEL BRIDGE G. Michael Bridge	Director and Secretary	February 4, 2010

/S/ LINDSAY HOOPES Lindsay Hoopes	Director and Treasurer	February 4, 2010